Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-113833) of SumTotal Systems, Inc., of our reports dated August 1, 2005, relating to the consolidated balance sheets of SumTotal Systems, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004, and related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal controls over financial reporting as of December 31, 2004, which reports appear elsewhere in this Annual Report on Form 10-K of SumTotal Systems, Inc.

            /s/ KPMG LLP

Mountain View, California

August 1, 2005